Exhibit 10.12

POLICY ADMINISTRATION AGREEMENT

BETWEEN

Homeowners Choice Managers, Inc.

and

Southern Administration, Inc.

This Policy Administration Services Agreement (“Agreement”) is effective as of the 15th day of September 2007 (“Effective Date”) by and between Southern Administration, Inc., (“SA”) a Florida Corporation with principal operating offices at 3125 Fifth Avenue North, Suite 306, St. Petersburg, FL 33713 and Homeowners Choice Managers, Inc. (“HCM”) with principal offices at 145 NW Central Park Plaza, Suite 115 Port St Lucie, Fl 34986, a Florida Corporation.

Whereas HCM is desirous of SA providing policy administration services for which HCM has ultimate responsibility to the customers of its insurance business as set forth in this agreement;

Whereas HCM is not seeking, and SA does not act as, a sub-managing general agent;

Whereas, SA wishes to provide such services for HCM; and

Whereas, the parties hereto wish to reduce their agreement in writing,

Now, therefore, in consideration of the premises set forth below and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, HCM and SA hereby agree as follows:

ARTICLE I—TERM

1.1	The term of this Agreement shall commence on the Effective Date and shall have a minimum term of 36 full calendar months unless terminated earlier pursuant to the provisions of this Agreement.

ARTICLE II—DUTIES OF SA

2.1	Within Ninety (90) days from the effective date of this Agreement SA shall design, construct and implement a software system to support the Services enumerated in the attached EXHIBIT I. SA will have a designated team to handle the HCM account. The systems shall include bridges necessary to communicate with other parties and all work needed to accommodate the data to be received from Citizens Insurance Company. If SA fails to construct such software and system pursuant to the timeframe described in this paragraph, HCM shall have the right to immediately terminate this Agreement unless fault for any such delay- rests with HCM or Citizens Insurance Company. HCM shall use its best efforts to provide SA as soon as possible the rates, filings forms, artwork, guidelines, procedures, manuals, information and specifications as may be required to perform the services, but in no case later than September 15, 2007, such that the policy system is operational by September 15, 2007.

2.2	SA shall identify an employee to act as liaison and account manager with HCM to facilitate the provision of this Agreement.

2.3	SA shall maintain complete, accurate and orderly files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices. SA will provide HCM with a copy on CD/DVD of all the HCM data on a monthly basis. Such data shall be made available within ten business days from the end of each calendar month during the term hereof.

POLICY ADMINISTRATION AGREEMENT

2.4	SA shall maintain electronic or paper copies of all policies and applications and correspondence related to the policies. These copies will not be destroyed without the written permission of HCM for a period of not less than five years from the termination date of such policies or the period specified by the applicable state statute regulating the preservation of records, whichever is longer unless such records are returned to HCM. For disaster recovery purposes a copy of all such records will be transmitted and maintained at HCM on a weekly basis. HCM will have access to all accounts and records related to HCM policies, applications and correspondence.

2.5	SA agrees that HCM, being at risk and having ultimate responsibility for the policies to be administered by SA, shall at all times have ultimate discretion with respect to all matters pertaining to the policies, including the ability to suspend underwriting authority of SA at any time during this Agreement.

2.6	SA does not assume responsibility for notification to any excess or quota share reinsurance carrier, however reports will be provided as required by HCM under the terms of this agreement. SA may not bind reinsurance or retrocession on behalf of any entity.

2.7	SA shall at all times use qualified personnel in providing policyholder service including appropriately licensed personnel where required by the laws or the regulations of the Insurance Department of any state authorized in this Agreement.

2.8	SA shall maintain a refund account as designated by HCM. HCM shall be entitled to sign and access funds in these accounts without the signature of SA.

ARTICLE III—DUTIES OF HCM

3.1	HCM will provide agents and producers with such training as may be required for the routine conduction of business. HCM will respond with remedial training, rehabilitation and/or termination of agents or producers as may be appropriate when their failure to follow standard and/or ethical practices results in substantially higher than average servicing costs to SA.

3.2	HCM will provide SA with rates, filings forms, artwork, guidelines, procedures, manuals, information and specifications as may be required to perform the services defined in Exhibit I attached hereto. This will include HCM’s banking institution and account numbers, corporate and subsidiary logos, form letter text, brochures and other material needed to perform the services.

3.4	HCM will appoint a Project Manager as its primary contact for SA with sufficient authority to make such decisions as are required to facilitate the services to be performed. SA will comply with the requirements set forth in the attached Exhibit .

ARTICLE IV—AUDIT PROVISIONS

4.1	SA shall maintain records of amounts billable to and payments made on behalf of HCM. In addition SA shall maintain records of the data utilized to perform the services defined in EXHIBIT I of the Agreement until five years following the termination date of the applicable policies or the period specified by the applicable state statute unless such records are returned to HCM.

4.2	HCM and an auditor selected by HCM shall have access to all such records within three business days for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which SA is required to maintain such records. SA shall provide immediate business day access to its books, records and bank accounts to the insurance department of any state, which governs business serviced under this Agreement in a form required by and usable by that Department.

POLICY ADMINISTRATION AGREEMENT

4.3	SA agrees to provide reasonable supporting documentation concerning any disputed invoice amount to HCM within 5 days after HCM provides written notification of the dispute to SA.

4.4	SA will provide HCM with access to all underwriting, billing and rating information (whether in paper or electronic format) as it shall require for the conduction of routine quality control reviews at any time during ordinary business hours and upon reasonable notice. SA shall cooperate with HCM or anyone authorized by HCM in conducting such audits and reviews. It is expressly understood and agreed that this right includes without limitation the right to audit Premium Refund account records and all accounting records affecting HCM programs.

4.5	If the audit or review is conducted at SA offices, a minimum of one (1) desktop personal computer(s), with Internet access, Word and Excel capabilities, shall be made available to the HCM representative.

4.6	HCM representatives shall have electronic access via the Internet at all times to all files and documents pertaining to HCM business. This access shall be password protected, but will allow properly authorized HCM representatives to conduct audits and reviews from HCM offices on the same basis as if they were on-site at SA offices. SA may not alter the password without concurrence of HCM.

4.7	Non-Performance by SA:

a.	Should SA fail to meet the performance standards or other provisions as outlined in this Agreement, HCM shall send a written notice to SA, which will delineate the specifics of such unsatisfactory performance. SA will have fifteen (15) calendar days, or other reasonable amount of time as may be mutually agreed upon by SA and HCM, to correct the unsatisfactory performance.

b.	There will be no penalties if the unsatisfactory performance is corrected within the agreed amount of time as set forth in 4.7.a. However, if HCM determines that service has not been restored to a satisfactory level within the agreed amount of time as set forth in 4.7.a., HCM shall have the option of assessing a penalty as described in subpart c., below.

c.	A penalty of 10% of the monthly fee due to SA will be assessed for the second 15-days of continued unsatisfactory performance, and 15% for any additional 15-day periods of unsatisfactory performance. This penalty shall continue to be deducted from the monthly payment for the period of time of such non-compliance, as determined solely by HCM.

ARTICLE V: LICENSE—TRADE SECRET AND PROPRIETARY RIGHTS

5.1	Although SA may use its own proprietary computer software in the performance of the Services listed in EXHIBIT I, this Agreement does not grant a license or any other interest to HCM for the use of any software products.

5.2	This Agreement grants to HCM no right to possess or reproduce, except as required hereunder, or assume any other interest in, the computer software programs performing all or any part of the Services of their specifications in any tangible or intangible medium. HCM may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all or any part of the Services, nor allow any person, firm, or corporation to transmit, copy or reproduce the computer software programs performing all or any part of the services of their specifications in whole or in part. In the event that HCM shall come into possession of this computer software HCM shall immediately notify SA of their existence, where the said copies were attained, return the software, and all copies thereof to SA at their request.

POLICY ADMINISTRATION AGREEMENT

5.3	HCM promises and agrees not to disclose or otherwise make available the computer software programs performing all or part of the Service to any person other than employees of HCM required to have normal use of them. HCM agrees to obligate each such employee to a level of care sufficient to protect the computer software programs from unauthorized disclosure.

5.4	SA warrants and represents that it owns or is licensed to use all software it will employ in the performance of Services under this Agreement.

ARTICLE VI—CONFIDENTIALITY

6.1	SA agrees that the data and other information collected or computer generated as a result of this Agreement is the proprietary information of HCM. Such proprietary information, including but not limited to, policy information, agency information, performance files, rate filings and manuals, website content and art whether copyrighted or not, or, any other and all data gathered as a result of the performance of the duties of this Agreement, represents independent and/or unique efforts created by HCM, its staff or independent contractors acting on its behalf.

6.2	Such property to which paragraph 6.1 above refers is considered the “Intellectual Property” of HCM, and shall not be disclosed by SA, its representatives, agents and vendors, to any other party or otherwise used in any manner without the expressed written consent of HCM, and may only be used in performing the services called for in this Agreement, whether such information is considered “public information” or not.

6.3	SA shall at all times conduct business in accordance with the Gramm-Leach-Bliley Privacy Act

6.4	The provisions of Article VI shall expire twenty-four (24) months after all HCM business has ceased to be processed by SA,

ARTICLE VII—TERMINATION PROVISIONS

7.1	Either party may terminate this Agreement at the expiration of the term set forth in Article I provided the other party receives at least three (3) months prior notice of termination. If necessary to facilitate transfer to another servicing firm, the contract may upon mutual agreement of the parties be continued under current terms for up to six (6) months after the expiration of the term.

7.2	Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such notice period, if the breaching party has not within such time commenced to cure same and does not diligently continue to and actually cure same within a reasonable period thereafter.

7.3	In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party the other party may terminate the Agreement immediately or either party has a judgment rendered against it and said judgment is recorded and not paid within 90 days -.

HCM may terminate this Agreement With 120 days written notice in the event that either SA changes more than 20% of its ownership. SA may terminate this Agreement with 120 days written notice in the event that either HCM or affiliated company of Homeowners Choice Property and Casualty.

POLICY ADMINISTRATION AGREEMENT

7.4	Company changes more than 20% of its ownership.

7.5	Rights Upon Termination of this Agreement:

a.	The obligations of SA and HCM to the date of termination shall be discharged promptly.

b.	SA shall promptly return to HCM any policies, forms or supplies imprinted with the name or logo of HCM regardless of who incurred the cost for same.

c.	SA shall upon request promptly provide HCM without charge, with an electronic copy of all data files (the “Data”) in a format acceptable to HCM.

d.	Any and all “Intellectual Property” of HCM will be returned or, at the election of HCM, destroyed with no retention of copies within the SA organization other than required by Federal State of Local law or regulation.

e.	SA shall continue to service until expiration those policies for which it has received a payment under this agreement, or until such time before the expiration date of the said policies, that HCM releases SA from obligations under this clause.

f.	At the termination of this Agreement, HCM shall have the option to license the software and operating system used by WestPoint to handle policy administration for HCM under the License agreement attached hereto as Exhibit VI. In the event HCM elects to use a different provider to handle its policy administration or elects to perform policy administrative functions in-house, then WestPoint shall cooperate fully with HCM and the new service provider to transfer all data and information necessary to permit the new provider to handle policy administration at no cost to HCM.

7.6	This Agreement may be terminated with mutual written consent.

7.7	HCM may terminate this Agreement upon 90 days prior written notice at any time after March 31, 2007 if HCM elects to execute the attached License Agreement.

ARTICLE VIII—LIMITATIONS OF LIABILITY AND REMEDIES

8.1	If data is processed in error due to an error or defects in the services provided by SA, then upon SA receiving notice of such error or defect, SA shall reprocess such data without charge to HCM. This provision includes errors to single or multiple policies affected by such errors.

8.2	SA shall indemnify, protect, defend and hold HCM, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney’s fees) (herein “Damages”) arising out of or resulting from the negligent, willful or intentional acts of SA performed in connection with this Agreement or arising from a breach of this Agreement by SA.

8.3	HCM shall indemnify, protect, defend and hold SA, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney’s fees) (herein “Damages”) arising out of or resulting from the negligent, willful or intentional acts of HCM performed in connection with this Agreement or arising from a breach of this Agreement by HCM.

POLICY ADMINISTRATION AGREEMENT

ARTICLE IX—GENERAL

9.1	The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

9.2	During the term of this Agreement and for one year immediately flowing the termination of this Agreement for any reason or for no reason whatsoever, SA (for purposes of this Article 9.2, SA shall be referred to as a “Party”) shall refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing, or influencing nay employee of the other Party or any member of the other Party’s Related party Group.

9.3	All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or mailed in a certified postage-paid envelope, upon the fifth day after the day such notice shall be postmarked. All notices to either party shall be addressed to the respective presidents of each firm.

9.4	The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party unless expressly agreed to by the parties or as required by law. Notwithstanding the forgoing, the parties agree that disclosure may be made to any auditors or regulators on a need-to-know only basis without prior consent.

9.5	This Agreement and any exhibits attached hereto: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between HCM and SA with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by SA and HCM; and (c) shall be deemed to have been entered into and executed in the State of Florida and shall be construed, performed and enforced in all respects in accordance with the laws of that state. For purposes of venue, this Agreement is performable in a mutually agreed upon county in the State of Florida.

9.6	Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

9.7	The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

9.8	Wherever the singular of any term in used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

9.9	The parties shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other party except that HCM may assign this Agreement in the event of the sale of all or substantially all of its assets.

9.10	If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall to any extent, now or hereafter, be or become invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

POLICY ADMINISTRATION AGREEMENT

9.11	In the event of any action between HCM and SA seeking enforcement of any of the terms and conditions of this Agreement the prevailing party in such action shall be awarded its reasonable costs and expenses including its court costs and reasonable attorney’s fees.

9.12	The parties hereto are individual contractors independent of one another, and they should not in any instance be construed as partners or joint ventures. Furthermore, the parties acknowledge that SA is not acting as a sub-managing general agent and that HCM is not assigning its managing general agent responsibilities to SA.

9.13	SA shall not sign any new Service Agreements for ninety (90) days.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Homeowners Choice Managers, Inc. 145 NW Central Park Plaza #115 Port St Lucie, Fl 34986		Southern Administration, Inc. 3125 Fifth Avenue North #306 St. Petersburg, Fl 33713

By:	/s/ Frank McCahill III	By:	/s/ Richard Allen
	Frank McCahill, President		Richard Allen, Chief Financial Officer

Dated:		Dated:

Homeowners Choice Property and Casualty Insurance Company, Inc. an affiliated entity of Homeowners Choice Managers, Inc., hereby acknowledges that it shall be bound by the provisions of Article 9.2 of this Agreement.

Homeowners Choice Property and Casualty

By:	/s/ Frank McCahill III
Frank McCahill, President

POLICY ADMINISTRATION AGREEMENT

EXHIBIT I—SERVICES

Southern Administrators (SA) will provide the services and policy administration (herein called “Services”) defined below at the direction and guidance of Homeowners Choice Managers, Inc. (HCM) for the lines and states to which this Agreement applies. Such services shall include but are not limited to the following:

1.	SA will provide the technical and administrative services needed to support the acquisition and management of all HCM policies. The SA system must have the capability of automatically retrieving pertinent underwriting data (i.e. fire protection classes, responding fire department information, flood zones, etc.).

2.	SA will select business within the underwriting guidelines and other authorities presented to it by HCM and will either decline, negotiate to acceptability or refer to HCM risks which fall outside this scope of authority at the direction of HCM underwriting management.

3.	SA will support the rating programs agreed to by SA and HCM.

a.	Rate changes or changes to inherent tables of the programs will be made in the normal course of business. SA will make its best effort to modify and update rate tables, test rate algorithms and output for accuracy within thirty (30) calendar days of receipt of new rates as long as no new program code modifications are required to implement these changes.

b.	The SA System should be capable of maintaining multiple filings and effective dates.

c.	The SA System should be capable of supporting non-production testing of changes prior to moving changes to a production environment.

e.	Maintenance of the system should be user-friendly and accessible via the Internet subject to appropriate protection (i.e. tables, underwriting grid, base rates, agency records, etc. should be made available in due course).

f.	Office or remote access to system by HCM or its duly authorized representative(s) (excludes cost of hardware and line charges).

4.	SA will Host and maintain a website for the use of HCM and affiliates as provided to SA by HCM. This site will provide links to SA systems and services, which are invisible to outside parties.

5.	SA will issue HCM policies and policy change endorsements, process renewals, cancellations and reinstatements. SA will use such non-renewal or cancellation wording and format as filed by HCM and/or required by statute.

6.	Invoices will be processed for premiums due or returned for all policy transactions. Refund checks will be issued for return premiums from a refund account.

7.	Inquiries from agents, policyholders and other relevant third parties (mortgagees) will be handled on behalf of HCM unless HCM designates otherwise. SA will hire, train, license and manage such customer service representatives, underwriters and other staff required to conduct the services provided by this Agreement.

8.	SA will provide Data Processing support for policy processing to include data entry, editing, rule based system underwriting, interface with data vendors, rating, coding, statistical and management reporting, accounting and maintenance of policy records.

9.	SA will handle mailings of all necessary policy documents to relevant parties.

POLICY ADMINISTRATION AGREEMENT

10.	Policy billing will be handled through direct bill to the party responsible for payment and SA will provide copy of policy bill to Agent.

a.	Provisions will be made for payment via major credit cards or direct electronic funds transfer. Installment plans as defined by HCM will be supported.

b.	Renewal billing rules will prevent earned exposure on non-payment transactions.

c.	Non-pay cancellations will be processed on an equity date basis.

d.	SA shall be responsible for all billings, accounting of same, including all premiums, fees, and installments. SA shall indemnify HCM for any loss of collection of these revenue items if the amounts not collected are due to error on the part of SA, and HCM does not otherwise waive in writing the provisions of this paragraph.

11.	SA shall deposit all funds received on behalf of HCM to accounts designated by HCM.

12.	Customer Service and Loss Reporting: Phone access on a toll-free basis will be provided to agents, policyholders and other relevant parties. Phones will be answered in a manner that either identifies with HCM or in a generic manner, which does not imply any other business image other than that of HCM.

POLICY ADMINISTRATION AGREEMENT

EXHIBIT II—PERFORMANCE LEVEL STANDARDS

POLICY PROCESSING AND SERVICING

1.	System Availability

a.	The computer system, including Internet access, used for HCM’s business shall be available at all times, except for scheduled maintenance. Any downtime due to maintenance of the system shall be communicated to all users at least one (1) business days in advance of the maintenance; however SA may bring the system down intermittently to initiate changes, but will make an attempt to notify all users if possible.

b.	Any maintenance downtime shall be scheduled for weekends or the hours between 6 PM and 8 AM on business days.

c.	In the event of a system failure during normal business hours, the downtime shall last no longer than two (2) hours before service to the system is restored, unless the failure is due to a recognized catastrophe, or services outside the control of SA.

d.	In the event of a catastrophe causing a system failure or resulting in the system being inaccessible, a backup server in a remote location shall be available so that service can be restored within two (2) hours.

e.	An on-site generator shall be installed in SA’s St. Petersburg, Florida location with the capacity to provide electricity for full system functionality for a minimum of four days.

f.	SA shall submit to HCM, at inception of this agreement and updated on an annual basis thereafter, a Disaster Recovery Plan clearly outlining all elements of how SA will resume all normal activities following a catastrophe. This is to include but is not limited to the following:

1)	Details of backup of data – i.e. how often data is backed up, where the backup is kept, safeguarding of data, etc.

2)	Alternate power supply available to resume critical functions.

3)	Provisions for hardware necessary to conduct normal operations at an alternate site.

4)	Provisions for telephone service at an alternate site.

5)	Duties of key personnel in the event of a catastrophe.

2.	New Business Policy Issuance

a.	95% of all policies issued and mailed within three (3) business days following receipt of application and payment, whether received by mail or electronically, provided that all required information is received.

b.	Where applications are submitted with incomplete information, or further information gathering is necessary to complete the underwriting process, 95% of policies will be printed and mailed within two (2) business days following the receipt of the last required piece of information.

c.	Policies not passing the “underwriting grid” will be reviewed and a final decision made by the underwriter and communicated to the agent within one (1) business day, with appropriate processing and mailing within two (2) business days following the decision.

d.	Records of policies issued and subsequently cancelled due to underwriting ineligibility will be furnished to HCM, listed by agent, on a monthly basis.

e.	95% of all policies issued without data entry errors (not included in this error ratio are mistakes made by agents when entering business into the system).

f.	97% of all policies issued without major errors (a major error is an entry error that impacts rate or coverage).

3.	Renewal Business Processing

a.	100% of renewal policies and billings will be mailed approximately forty-five (45) days prior to the expiration of the current policy, utilizing “self destruct” language.

b.	100% of all renewal follow-up notices will be mailed according to established renewal notice timetables (reminder and expiration termination notices).

POLICY ADMINISTRATION AGREEMENT

4.	Endorsement Processing

a.	98% of endorsements processed and mailed within ten (10) business days following receipt of completed and required information.

b.	Endorsements not passing the “underwriting grid” will be reviewed and a final decision made by the underwriter and communicated to the agent within five (5) business days, with appropriate processing and mailing within seven (7) business days following the decision.

5.	Cancellations/Non-Renewals

a.	98% of cancellation requests processed and mailed within five (5) business day of receipt of request for cancellation.

b.	98% of new business cancellations for cause mailed within the first ninety (90) days of the policy inception date, except for reasons specified in the policy contract which allow cancellation anytime during the policy term (i.e. non-payment of premium, increase in hazard, material misrepresentation), unless not received by the inspection company within the 90 day window.

c.	98% of non-renewals mailed no later than ninety-five (95) days prior to the expiration of the current policy provided timely notice is received.

6.	Reinstatements

a.	95% of all reinstatements processed and mailed within three (3) business days of receipt of a valid request for reinstatement.

7.	Premium Refunds

a.	98% of all premium refunds mailed within seven (7) business days following processing of any policy activity generating a return premium of any kind.

b.	The Refund Account monthly reconciliation will be due in HCM’s office by the 15th of each month.

8.	Premium Receipt Processing

a.	98% of premiums are deposited and processed by the end of the first business day following receipt.

9.	Mail Review

a.	98% of all mail received by SA will be reviewed daily and put into process daily.

10.	Commission Processing (Paid on paid premiums)

a,	98% of payments with statements mailed to all agents within ten (10) business days after month’s end.

b.	Track and pay commissions at various commission levels and by line of business.

11.	Agency installation and Management

a.	All newly appointed agencies must have Internet access in order for SA to provide this capability.

b.	SA will maintain a database of all agencies contracted with HCM, including master codes, sub-agency codes, and sub-producer codes for multi-location agencies.

12.	Phone Standards

98% of all calls shall be answered within 60 seconds. Average hold time less than two minutes. Abandon rate shall be below 5%.

UNDERWRITING AUTHORITY

1.	Forms

Full authority for all filed forms, endorsements and programs. No authority for man scripting endorsements without prior approval of HCM.

2.	Limits

Full authority for all limits as published in HCM’s program manuals and underwriting guidelines.

POLICY ADMINISTRATION AGREEMENT

3.	Policy Term

No policy may be written for a period of greater than twelve (12) months.

4.	Rates

As approved by the Florida Office of Insurance Regulation (OIR)

5.	Programs

All HCM program manuals and underwriting guidelines shall be strictly adhered to. Any deviation from HCM’s manuals and guidelines is prohibited without prior approval of HCM.

6.	Insurance Department Complaints or Inquiries

a.	Copies of any formal Insurance Department Complaint or Inquiry will be sent to HCM within twenty-four (24) business hours of receipt. Where related to services defined in this Agreement, a draft response to the Complaint or Inquiry will be sent to HCM for approval within seventy-two (72) business hours of the receipt of the Complaint or Inquiry. For matters not related to services provided under this Agreement, HCM will respond to the Department of Insurance directly.

b.	SA shall maintain a Complaint Log in the format specified by the HCM.

7.	OIR Market Conduct Examinations

SA will have primary responsibility for collection of data, coordinating and managing OIR Market Conduct Examinations.

POLICY ADMINISTRATION AGREEMENT

EXHIBIT III—STATES AND LINES OF BUSINESS

This Agreement applies to business written in the State of Florida under the programs as approved by the Florida Office of Insurance Regulation. Product Lines to be supported include:

•	Homeowners (HO3), (HO4), (HO6), (HO8)

•	Inland Marine (when attached by standard form to a homeowners policy)

•	Dwelling Fire

•	Other lines of business that may be identified in the future.

POLICY ADMINISTRATION AGREEMENT

EXHIBIT IV—PRICE AND PAYMENT

HCM agrees to pay the following applicable services/rates, payable on a monthly basis as follows:

1.	To SA, software maintenance and general service fees equal to thirty-five dollars ($35.00) per policy generated as a new policy issued, and, or, a paid renewal policy under this Agreement for the first thirty-six months of processing all HCM policies. There shall be no offset or reduction for cancelled policies. No fees shall be charged for non-paid renewals. SA will provide HCM with a detailed invoice listing of all billed policies on a monthly basis.

2.	To various vendors: charges incurred by SA to secure underwriting information according to HCM guidelines from independent vendors including but not limited to, costs of credit reports, prior loss history reports, physical property inspections, DMV reports.

3.	HCM is responsible for the costs of public information, sales support and other information and delivery to SA. SA is responsible for the costs of distribution of these products and marketing materials.

4.	If HCM requires that SA staff travel to any location for the purpose of performing work under this Agreement, HCM will reimburse SA for all reasonable travel, living and out-of-pocket expenses sustained.

5.	Service and other fees will be due and payable within fifteen days (15) after the receipt of invoice from SA.

6.	HCM agrees that SA will have the right to renegotiate license fees in the event of statutory, regulatory or judicial changes that require additional activities not contemplated at the inception of this Agreement, and that the overall pricing may be renegotiated for the third year of this Agreement.

7.	SA agrees that it is NOT responsible for:

a.	Premium Taxes

b.	Agency Licensing Fees

c.	Involuntary Market Assessments

d.	Costs charged by insurance departments in connection with market conduct examinations.

e.	Assessments by boards and bureaus.

f.	Charges incurred with banks and/or other vendors for the processing of credit card payments (credit card service charges and EFT payments), if applicable.

8.	The amounts payable in this Agreement may increase or decrease as agreed to by the parties if changes in the Services mutually agreed to in writing by the parties substantially alter the servicing personnel, equipment, or software applicable hereunder.

POLICY ADMINISTRATION AGREEMENT

EXHIBIT V—REPORTS

DAILY, MONTHLY & YEARLY REPORTING

1.	All reports and reconciliations are to be provided to HCM under this Agreement in either hard copy or electronic format.

2.	All agreed daily production and accounting reports shall be reconciled and delivered on-line or in print within one (1) business day following month-end.

3.	All agreed end-of-month accounting, financial and management reports shall be reconciled and delivered on-line or in print within ten (10) business days following month-end.

4.	Such reports shall include, but are not limited to, information and statistical data required by regulators such as the National Association of Insurance Commissioners (NAIC), Insurance Services Office (ISO), catastrophe pools, reinsurers, or any other reports reasonably requested to monitor and evaluate the subject business. Any reports to regulators, bureaus or statistical reporting agencies shall be reported by their respective due dates.

5.	SA will be responsible for printing, issuance and filing of 1099 forms.

6.	SA will handle all Bureau reporting (fees excluded).

7.	SA will be responsible for annual FHCF, FWUA and QUASR Data Gail reporting.

8.	MANDATORY REPORTS:

Production:

Daily New Business Register (daily)

New Business Production Report (daily, monthly, and query)

Cancelled Policy Report-all cancellations (monthly)

Agents’ Experience Report—to include loss detail by agent (monthly or quarterly & annual)

TIV/PIF In-force Coverage Report (monthly)

Underwriting:

Underwriting Suspense Report (daily/weekly)

Inspection Activity Report (monthly)

Inspection Request Report (criteria-based request generated automatically)

Renewal Retention Report—Non-Paid Renewals (monthly on the 15th)

Over 300K In Force Report (monthly)

Accounting & Management:

Daily Cash Receipts and Disbursements Journal (daily)

Daily Balance Control (daily)

Monthly Balance Control (monthly)

Monthly Accounting Detail Extract File (monthly)

Pay Plan Accounts Receivable Report (monthly)

Advance Premium Report (monthly)

Written Premium Report (monthly)

Earned/Unearned Report (monthly)

1099 Reporting (annual)

Statistical Reporting (annual—FHCF, FWUA, ISO, Quasar, Actuary and Auditor data, etc.)

Agents’ Commission Report (monthly)

Report 14 Extract (Periodic/Annual)

POLICY ADMINISTRATION AGREEMENT

In force by Limits/Layer Report (annual)

Special Accident Year Loss Report (query)

Special Earned House Year Filing Data Report (query)

Premium Refund Report (monthly)

Premium Refund—Checks issued and Bank Reconciliation (monthly)

Premium Receivables Report / Advance Premium Report to include Installment Payments Received and Outstanding and other Receivable items (MGA fees, EMPA, etc) (monthly)

Premium Reports to detail amounts collected for Recoupment on FIGA Assessment and Amounts Paid on FHCF Recoupment Credit for next two years (monthly)

Premium Reports to Detail Keep-outs and/or new Tri County Business (monthly)

Losses:

Written/Paid Experience Report (monthly)

Monthly Paid Losses and Loss Reserve Detail (monthly)

Yearly Paid Losses and Loss Reserve Detail (annual)

Large Claim Report (monthly)

Reserve Change Analysis (monthly)

Monthly Loss Account (monthly)

Yearly Loss Account (annual)

Salvage and Subrogation Recoveries Report (monthly)

Claims Frequency by Cause (monthly)

Claims Severity by Cause (monthly)

Claims Severity by ASL (monthly)

Loss Reports—split by LOB and between Standard and Premier (monthly)

Loss Reports to include Claims counts detail, Loss information on paid and reserves both MTD and YTD, Loss adjustment expense and reserves split between LOB, Standard and Premier and divided between DCC and A&O Paid and Reserves, and Salvage and Subrogation (monthly)

Loss Reports also split out any Cat Losses & LAE—Internal and Actuary (quarterly or annual)

All Loss Data by Accident Year and Calendar Year for Stat Statements & DOI Actuary (quarterly)

Loss Reserve Development Report—Internal and DOI auditors (quarterly)

Loss Detail by County or Cat Territory (quarterly)

POLICY ADMINISTRATION AGREEMENT

HCM shall have the right to license the Southern Administration policy administration software (quoting, issuance, endorsements, billing, and printing) for $550,000 at such times as outlined elsewhere within this overall agreement, and subject to the following conditions:

1	HCM’s use of the software shall be limited to policies processed for Homeowners Choice Property and Casualty. Other uses are not permitted.

2	Software is delivered on an as-is, where-is basis. No warranties are made, whether express or implied.

3	This license is non-transferable except with the express written agreement of SA

4	HCM may not share, divulge or publish the programming code of the West Point software with any outside party.

5	If desired, SA will operate the servers and keep the system operating its original code for $85,000 annually.

6	Any additional programming or maintenance work will be done on a time and materials basis.

7	Title to the software is not transferred to HCM. Ownership of all copies of the Software and of copies made by HCM is vested in SA, subject to the rights of use granted to HCM in this Operating System License Agreement. As between HCM and SA, documents, files, style sheets, generated program code (including the Unrestricted Source Code) and schemas that are authored or created by HCM via its utilization of the software, in accordance with the terms of this Operating System License Agreement, are its property.

8	HCM may not, directly or indirectly, encumber or suffer to exist any lien or security interest on the Software; knowingly take any action that would cause the Software to be placed in the public domain; or use the Software in any computer environment not specified in this Software License Agreement. HCM will comply with applicable law and SA’s instructions regarding the use of the Software. HCM agrees to notify its employees and agents who may have access to the Software of the restrictions contained in this Operating System License Agreement and to ensure their compliance with these restrictions. HCM agrees that it is solely responsible for the accuracy and adequacy of the software for its intended use and HCM will indemnify and hold harmless SA from any third party suit to the extent based upon the accuracy and adequacy of the software in its use.

9.	TO THE MAXIMUM EXTENT PERMITTED -, IN NO EVENT SHALL SA OR ITS SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE OR THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, EVEN IF SA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.